Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-119668



PROSPECTUS SUPPLEMENT NO. 8
TO PROSPECTUS DATED FEBRUARY 4, 2005



                                [OBJECT OMITTED]
                       STARTECH ENVIRONMENTAL CORPORATION

                                _________________

        This Prospectus Supplement No. 8 supplements information contained our prospectus dated February 4, 2005, as amended and supplemented from time to time. This prospectus relates to the resale by the selling securityholders identified in the prospectus of up to 9,353,000 shares of common stock, which includes 2,553,299 shares of common stock issuable upon the exercise of warrants issued to the selling securityholders in various private placements that took place since 2002.

        You should read this Prospectus Supplement No. 8 in conjunction with the prospectus, as supplemented and amended. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto.

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Fourth Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.


             The date of this prospectus supplement is July 5, 2005


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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       __________________________________


                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 29, 2005

                                   __________


                       STARTECH ENVIRONMENTAL CORPORATION
             (Exact name of registrant as specified in its charter)

            Colorado                       0-25312                84-1286576
(State or other jurisdiction of    (Commission file number)    (I.R.S. employer
  incorporation or organization)                             identification no.)

 15 Old Danbury Road, Suite 203
           Wilton, CT                                               06897
(Address of principal executive                                   (Zip code)
            offices)

       Registrant's telephone number, including area code: (203) 762-2499

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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                                EXPLANATORY NOTE

This Amendment No. 1 is being filed by the Registrant solely to include Exhibit 99.1, which was inadvertently omitted from the original Current Report on Form 8-K dated June 29, 2005.

Item 8.01    Other Events

On June 29, 2005, Startech Environmental Corporation issued a press release announcing that it signed two contracts with Ercole Marelli HiTech srl (EMHT), of Milan, Italy for a total of over $40 million for the sale of multiple Plasma Converter Systems to EMHT for diverse industrial applications. Manufacturing of the systems, for delivery in 2006, will commence subject to and only with the receipt of the initial contract payments that are expected by July 29, 2005. Ercole Marelli HiTech is the Company's newly appointed distributor for Italy.

A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.   Financial Statements, Pro Forma Financial Information and Exhibits.

       (c)   Exhibits.

             The following exhibit is being filed herewith:

             Exhibit No.     Exhibit
             -----------     -------

             99.1 Press Release, dated June 29, 2005, entitled "Startech Environmental Signs Two Plasma Converter Contracts for Over 40 Million Dollars".


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                                    SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, Startech Environmental Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 5, 2005

                                    STARTECH ENVIRONMENTAL CORPORATION




                                    By: /s/ Peter J. Scanlon
                                        ----------------------------
                                        Peter J. Scanlon
                                        Chief Financial Officer






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                                                                    Exhibit 99.1



Startech Environmental Signs Two Plasma Converter Contracts for Over 40 Million Dollars

Manufacturing to Start in August for Shipment in 2006

WILTON, Conn., June 29 /PRNewswire-FirstCall/ -- Startech Environmental Corporation (OTC Bulletin Bored: STHK), a fully reporting company, announced today that it has signed two contracts for multiple Plasma Converter Systems(TM) with Ercole Marelli HiTech srl of Milan, Italy, for more than $40 million with payments from Ercole Marelli to begin by July 29, 2005.

Ercole Marelli HiTech is the Company's exclusive distributor for Italy.

Giuseppe Fazio, president and CEO of Ercole Marelli, said, "The market for these Systems is enormous. This sale is just the beginning of our sales of Startech Plasma Converters. We are receiving an outstanding reception, across the board, from our potential customers with many contracts in various stages of development for installations ranging from 10 tons- per-day to as much as 300 tons-per-day in diverse industrial and municipal applications.

In addition, we are developing contracts that focus on the use of the hydrogen derived from Startech's PCG (Plasma Converted Gas)(TM), and also on contracts that use the rich PCG to produce electricity for Green Power generation. The production of power from PCG synthesis gas is of great interest to regional and national governments of cities, towns and regional districts, as well as from private industry throughout Italy.

About Ercole Marelli

Ercole Marelli HiTech is a partner of Ercole Marelli Power SpA, an eminent engineering and manufacturing company located in Milan, Italy. It is a major manufacturer of some the world's largest turbines, generators and electric power equipment. Its well-equipped, modern factories encompass more than 180,000 square feet of engineering and manufacturing facilities.

For more information, please visit http://www.ercolemarelli.com or contact Giuseppe Fazio at either gfazio@ercolemarelli.com or + 39-02-2430-3945 extension 128, or +39-335-811-7238

About Startech Environmental Corp.

Startech is a Waste Industry company engaged in the production and sale of its innovative, proprietary plasma processing equipment known as the Plasma Converter System. The Plasma Converter System safely and economically destroys wastes, no matter how hazardous or lethal, and turns them into useful and valuable products. In doing so, the System protects the environment and helps to improve the public health and safety. The System achieves closed-loop elemental recycling to safely and irreversibly destroy Municipal Solid Waste, organics and inorganics, solids, liquids and gases, hazardous and non-hazardous waste, industrial by-products and also items such as "e-waste," medical waste, chemical industry waste and other specialty wastes while converting them into useful commodity products that can include metals, surplus energy and also hydrogen for use and for sale.

Startech regards all wastes as valuable renewable resources. Plasma Converters process, as feed stocks, materials previously regarded as wastes.

For further information, please visit http://www.startech.net or contact Steve Landa at (888) 807-9443, (203) 762-2499 x148 or sales@startech.net.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its Plasma Converter(TM) technology. All forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, failure of the customer to obtain appropriate financing for the project, general risks associated with product development,


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manufacturing, rapid technological change and competition as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

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Source: Startech Environmental Corporation